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     The following is a transcript of the webcast posted to H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com:

HJ HEINZ COMPANY
Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
Page 1

HJ HEINZ COMPANY

Moderator: Jack Runkel June 1, 2006 7:30 am CT

Jack Runkel:

...here in New York and those of you participating via conference call and webcast to our fiscal year 2006 year-end earnings review.

Copies of slides used in the presentation today are available on our website at Heinz.com.

Joining me this morning are William R. Johnson, Chairman, President, and CEO, Art Winkleblack, EVP and CFO, Dave Moran, EVP and President and CEO North American Consumer Products, Scott O’Hara, EVP, President and CEO of Heinz Europe.

Before Bill starts with his prepared remarks I refer you to the forward-looking statements currently displayed. To summarize, our presentation is going to make predictive statements about our business that are intended to clarify results for your understanding. We ask you to refer to our April 27, 2005 form 10-K, which lists some of the factors that could cause actual results to differ materially in our predictions.

HJ HEINZ COMPANY
Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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Heinz undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise except as required by securities laws. We may also use non-GAAP financial measures in our presentation as the company believes such measures allow for consistent period-to-period comparison of the business. The most directly comparable GAAP financial measures and reconciliations of these non-GAAP measures are available in the company’s earnings release.

I’ll now turn it over to Bill Johnson. Bill.

William Johnson:

Thank you Jack. Good morning ladies and gentlemen.

I appreciate this opportunity to share with you our plans for value and growth in Fiscal Years 2007 and 2008. I hope you will agree that the plans, which are incremental to what we have discussed previously, are sound, and the targets, while aggressive, are realistic.

The three-part plan focuses on value and growth fueled by further cost reduction and innovation. It includes a higher dividend payout tied to the improved earnings we expect, and a continuation of our robust share buyback program, funded by our consistent cash flow.

Following my comments, Art will brief you on our achievements in Fiscal ‘06 and the progress we have made over the last three years. I will then return with Dave and Scott to discuss our plans in more detail than those presentations typically include.

Before we get started I want to have a very frank discussion about our historical performance. Whatever the reasons, it’s fair to say that prior to 2002

HJ HEINZ COMPANY
Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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we simply did not put enough points on the board. I take full responsibility for this - no excuses.

I learned a great deal from this experience, and since 2002, we have focused our efforts on repositioning Heinz around its core strengths and its values while building a cohesive, talented, and engaged team, which has since led this company through a transformative and productive four years.

During this period, we have successfully executed against a clear strategy while completing an extensive and broad renovation of the company. We are now a much leaner, more focused business with some of the world’s best brands. In a nutshell, we have sharply focused the portfolio, grown the top line and, most importantly, built a winning team.

We have put ourselves in fighting shape to deliver sustainable, high quality earnings growth, as well as preparing for any transformative external opportunities that may emerge. These four years have seen us:

  Go from six categories to three,
  Move from 15 unrelated brands to 10 brands driving 60% of our sales,
  Narrow our focus against 11 markets from over 20, and
  Simplify the organization while eliminating bureaucracy through a substantial cutback in senior level executives, a reduction of 13,000 employees, and the elimination of the North American, European, and Pacific headquarters.

At the same time we have;

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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  Refocused world headquarters against control, compliance, and strategy, putting the accountability for the day-to-day businesses in the capable hands of our people on the ground,
  Reduced the number of SKU’s from 35,000 to 16,500, and
  Reduced the number of factories to 91 inclusive of the impact of acquisitions.

All the while, we increased operating free cash flow versus the previous four years by roughly two-and-a-half times, achieving the highest cumulative four year cash flow in the company’s history.

And finally, we also acquired several great brands to strengthen our core. Classico and TGIF Fridays have both grown sales at double-digit rates over the past three years. And we have grown True Soups by 20%. We expect equally positive results from HP and Lea & Perrins.

The strong progress we have made in the most recent four years is clear. Fiscal ‘06 represents the culmination of this effort. We have completed our program of divestitures, as we said we would, while delivering solid Fiscal ‘06 organic sales, profit, and cash flow results.

We have aggressively addressed the issues in Europe where a complex and unwieldy business contributed to years of underperformance. We have significantly upgraded the talent in Europe, put the processes in place to attack trade spending, and greatly improved the portfolio with over 95% of European sales now in our three core categories.

With all of this behind us, today’s Heinz is structurally the company I envisioned four years ago. We are focused on three value-added categories

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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that generate more than 90% of sales and 95% of our economic profit: Ketchup and Sauces, which leverages clear competitive advantages in our heritage; Meals & Snacks, which has a portfolio of well-positioned, leading, and growing brands, including Ore-Ida, Smart Ones, Heinz, Weight Watchers from Heinz, and Watties; and Infant Food, a high margin business with leadership positions in every market in which we compete and two great brands in Plasmon and Heinz.

Our six core developed markets account for almost one-half of the $1.5 trillion global packaged foods business and they generate 85% of our sales and over 95% of our economic profit. Our five emerging markets account for over 40% of the world’s population and have rapidly growing middle classes.

Let me be clear. Heinz is committed to these markets and these brands. They have a mix of scale, leading share positions, strong profitability, unique attributes, and favorable demographic trends.

To make all of this work requires leadership and unity of focus. During the last four years we have made some of the most important people changes in this company’s history. We have built an engaged, accountable, and passionate team of “A” players across the Company. Some promoted from within and some recruited from other top tier packaged goods companies.

These are highly capable, results oriented people I trust and depend on and that is why we will succeed. This is not about me. This is about us. I have strong, talented partners in Dave Moran, Scott O’Hara, Art Winkleblack, Jeff Berger, Mike Milone, and Chris Warmoth, just to name a few.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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Dave’s extraordinary results are proof of his ability to run a lean, efficient growth business.

Scott O’Hara is a person steeped in aggressive cost reduction, and is a European veteran with a strong track record of results on the continent. He is experienced at driving out costs, as he did at Gillette, and he will do the same for Heinz.

Art is a CFO of great integrity and insight and a trusted advisor who has become a key business partner.

We have built an increasingly strong bench over the last four to five years. I look forward to this team challenging, debating, and collaborating with me to drive this company to a new level of performance.

As part of our ongoing development process, Dave Moran will assume responsibility for a combined North American Consumer Products and Foodservice business by the beginning of Fiscal 2008. Dave and Jeff Berger, the CEO of Heinz Foodservice, are working together to leverage the opportunities across these two great businesses. They represent almost 50% of our global sales.

Jeff, who has led the dynamic growth of our U.S. Foodservice business for two decades, will become Chairman of Heinz Global Foodservice working with me to explore further business opportunities while providing his invaluable customer insights and relationships for the next several years.

Before I review our specific plans, I would like to turn the meeting over to Art to review our recent performance.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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Art Winkleblack:

Thanks Bill and good morning everyone.

Today I’ll cover three topics. First, a quick review of the fourth quarter and full year performance for FY ’06. Second we’ll take a look at results over the last three years to ensure that we’re all working from the same fact base. And third, near the end of the program I’ll cover our planned projections for FY ’07 and FY ’08.

With that, let’s go through the 4th quarter.

Here you can see our results for the quarter from three different perspectives. With regard to results from continuing operations excluding special items, we came in at 54 cents for the quarter. That’s 4 cents better than consensus but, as expected, off 5 cents to prior year due to an effective tax rate 10 points higher than Q4 last year.

The big factor in continuing operations for the quarter was Zimbabwe. As you know, we have been flagging the situation in Zimbabwe and our investment in that country as a risk for about 3 years now. This quarter, in-line with our strategy, we made the decision to exit the country. The non-cash write-off associated with this decision is $111 million. Note that this non-cash charge hits continuing operations, while the large gains on the sale of Seafood and Tegel were recorded in discontinued ops.

Special items for the quarter totaled $233 million including the write-off of Zimbabwe and a number of other non-core businesses that we have exited or will shortly. As we’ve said before, this completes our transformation on schedule and with very good results.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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Turning to the scorecard for the quarter, we had a strong finish to the year. Sales grew 7.6% for the quarter with positive growth in all segments. Volume mix was up 7.8% aided by an extra week, while net pricing was off half a point.

Pricing gains in a number of markets were offset by heavy promotional activity in our UK market.

Gross margin was off a half point due to the promotional spending in the UK, and due to commodity cost pressure in the US and Indonesia.

Operating income was up 6.3% and operating free cash flow was very strong at $492 million. Without the impact of special items operating free cash flow would have been roughly on par with the outstanding results we achieved in Q4 last year.

Now let’s take a look at the full year.

As expected during this transition year, earnings are less than prior year. Nevertheless we are pleased with the FY ‘06 performance as we successfully completed our transformation initiatives while exceeding the expectations we set at our analyst day back in September 2005.

EPS from continuing operations excluding special items was $2.10 versus the forecasted range we provided at the time of $2.01 to $2.07.

In terms of special items, net expenses came in lower than anticipated, but the impact of the Zimbabwe write-off was incremental. The costs for separation,

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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downsizing, integration, and planned losses on dispositions totaled $242 million in continued operations offset by gains on the sale of Seafood and Tegel of $209 million for a net expense of $33 million.

As you know, this has been an extremely busy year exiting non-core businesses and low return assets. In total, we successfully sold ten assets in FY ‘06 and are in the final stages of divesting an additional six very small assets.

Total proceeds of the divestitures are $857 million so far. With the vast majority of our divestiture work behind us, we can now focus even more attention on growing our core. Again, let me emphasize that we are done with the transformation work.

Looking at our annual scorecard, we had a strong year.

Sales were up almost 7% driven by very solid volume growth. Gross margin was off 90 basis points as we incurred $126 million in fuel and commodity price inflation. And net pricing was virtually flat as we reduced price points in the UK.

Operating income of $1.35 billion increased 3.2% despite input cost inflation and unfavorable foreign exchange rates. Our growth was driven by a very strong performance in North American Consumer Products. EPS was above the expectations we set in September but below prior year due to higher interest costs and a 310 basis point increase in the overall tax rate.

We had another very strong year in generating cash. Operating free cash flow was $844 million, as CCC improved by an additional 2 days and capex was

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06-01-06/7:30 am CT
Confirmation # 9397823
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held to 2.5% of sales. Setting aside spending on special items, operating free cash flow would have exceeded $900 million.

You can see the components of our sales growth here. Volume/mix contributed a strong 3.8% . As mentioned, net pricing was basically flat to prior year and foreign exchange reduced sales by 1.5% .

In continuing operations, the strong core acquisitions of HP, L&P and Petrosoyuz were the primary drivers of the 4.4% growth from net acquisitions.

Turning to the balance sheet, we reduced quick operating working capital by $126 million or about 11%, and our CCC is an all-time record low for the company.

Importantly, we continued to make progress in reducing inventories during the year, lowering our DII by 4 days.

You can see that we finished the year with $445 million of cash and equivalents and a debt to EBITDA ratio of about 2.8 times.

As a final note on the year, I wanted to summarize our results versus the pro-forma expectations we established at analyst day in September. The pro-forma projection adjusted our forecast for divestitures that would not qualify for disc ops and assumed the application of proceeds from divestitures to share repurchase and debt reduction as of the beginning of FY ‘06. At that time we expected sales to be about 8 billion, EPS in the range of $2.10 to $2.16 and operating free cash flow of $800 to $900 million.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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We are pleased to report that we met or exceeded all our key goals. Pro-forma sales exceeded $8.4 billion, EPS hit the center of the range including a pro-forma adjustment of 4 cents for FAS 123r, and cash flow with restructuring costs backed-out hit $917 million.

Revenue was higher, as we had better than expected sales in a number of businesses and we retained our Weight Watcher’s and frozen desserts businesses in Europe. Operating profit was a bit lower, largely due to commodity costs and results in the UK. And the tax rate was better by more than two and a half points.

Now with that brief review of ‘06 completed I’d like to summarize our performance trends over a longer time frame. This should set the record straight and provide a strategic context for the foundation upon which we have built our plan.

With our new simplified portfolio we’ll take a look at performance across five key parameters. For this review we’ll stick to the last 3 or 4 years.

On a continuing operations basis our sales have grown from $7.2 billion to $8.6 billion, a 3 year CAGR of 6.3% . The key is that volume momentum has increased over each of the last 3 years. Our growth has been driven by an improving innovation pipeline and more competitive price points.

Driving our growth is a focused set of strong brands with great consumer equities. Our top 10 brands accounted for 60% of our sales in FY ‘06. Importantly, each brand has a very strong share position in its respective market and has grown over the last three years.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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By geography you can see that we’ve generated very strong growth rates across most of our portfolio, particularly in the RICIP markets and in Australia/New Zealand, and the performance in North American Consumer Products has been at the top of the industry.

With or without foreign exchange and with or without acquisitions and divestitures our regions have shown solid top-line growth. The exception is Europe where difficult market conditions in Italy and Northern Europe combined with our lack of innovation in the UK has resulted in flat sales over the last 3 years. That’s why we’ve upgraded the talent and the innovation processes in Europe.

Let’s now turn to trade spending. This is the amount of money above the net sales line on the P&L that largely reflects the discounts and allowances off of our gross or list price. As you know, we’ve been talking with you about our strategy to reduce trade spending since our analyst day in October of 2003. In fact, I believe that we were the first in the industry to publicly disclose the magnitude of these discounts.

Based on strong improvements in the management of trade spending and the divestiture of some of our more trade intensive businesses, we’ve made great progress in reducing discounts and allowances. At the end of Fiscal ‘03 D&A represented 19.8% of our total gross sales. For Fiscal 2006 we’ve reduced the total to 18.1%, a very solid improvement of 170 basis points.

A key factor in driving this improvement was performance in US Consumer Products where we pulled 430 basis points out of total trade spend. This significant reduction did not happen by accident nor did it happen overnight.

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Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823
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Dave Moran and his team have been at the forefront of our global D&A effectiveness initiative and have very aggressively improved the trade management organization, upgraded the talent and analytics, worked in close partnership with our customers, and implemented a world class system to provide real time visibility.

Our D&A spending outside of Europe is efficient and effective at 15% of sales. This includes Foodservice which has spending at slightly less than the Company average. Thus, as we look forward, our most significant opportunity to further reduce trade spending is in Europe where D&A is substantially higher than that of the rest of Heinz. While the average for the industry in Europe tends to be quite a bit higher than in the US, we believe that we have great opportunity to reduce D&A and make the funds work harder for us there.

Importantly, following our proven global approach we now have the right teams in place in Europe and have significantly improved our processes and systems there. Just like in the US and the Pacific, there will be no magic bullet in Europe. Improvement will take time but as Bill and Scott will outline we are very aggressively pursuing this opportunity.

Now let’s take a look at productivity down the rest of the P&L. In terms of gross profit, our margin has declined 70 basis points over the last three years in the face of almost unprecedented cost headwinds. For perspective, our peers on average have incurred a slight decline in gross margins as well. Over this period, fuel prices and steel costs have doubled. Resin for our plastic packaging has increased by about 50% and sugar costs have risen 80%. By itself, inflation would have driven our gross margin down by about 520 basis points.

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06-01-06/7:30 am CT
Confirmation # 9397823
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Through very aggressive productivity actions by our supply chain teams, we have offset this entire inflationary cost pressure. At the same time our average net price points have remained flat and business unit mix has been slightly unfavorable. The mix effect largely reflects the results in our high margin UK and Italian businesses. Going forward we will continue to drive productivity and we have plans in place to drive net price improvements and reignite momentum in our higher margin European businesses.

An area that’s gotten a lot of external attention lately is the number of plants we have. This has been and will continue to be a big focus for us. Since the beginning of Fiscal 2003 we’ve exited 32 plants and added 22 plants through acquisition for a net reduction of 10 plants or 10%. Our average revenue per plant has improved by 8% over the last few years but it is still below the industry average.

Coming at it from a different angle, our net PP&E investment is right in line with our peers on a percentage of sales basis. The net story here is that not all plants are created equal. Some of our plants in emerging markets are very small and come with very little overhead and low labor rates. Thus the key metric is the number of plants in the developing markets. In FY ’06 our developed market average is $130 million per plant. Foodservice negatively impacts this average given the need to be closer to customers, shorter required lead times and very high customer service requirements.

In FY ’07 we plan to take out another 15 plants with no special charges, many of which will be in our developed markets. After these reductions, our average in the developed markets will rise to about $160 million, slightly above the

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industry average. And in Fiscal ’08 we are currently analyzing the economic feasibility of additional closures or sales.

Now take a look at our SG&A costs. Over the last three years our SG&A has been flat as a percentage of sales. I think it’s worth spending a minute helping you to understand the dynamics here. Let’s first take a look at the industry. In FY ’06 on a continuing operations basis excluding special items, our SG&A costs were 21.2% of sales, a very significant 280 basis points lower than the peer average. And as you will note, we are in the favorable, we’re in this favorable position despite our much higher mix of business in Europe, where SG&A costs tend to be higher for all industry participants.

It has been suggested that our low SG&A numbers simply reflect low advertising spending. To that point I think it’s important to understand how much of our SG&A gap is explained by consumer marketing. Very few of our peers disclose consumer marketing separately. So in order to estimate this spending we’ve used the SEC definition of advertising from our peers’ 10Ks. Using this approach it appears that we spend about 170 points less than the peer average on advertising or only about 120 basis points less after adjusting for our high foodservice mix.

This chart shows an estimate for non-marketing related SG&A after backing out advertising for Heinz and for all our peers. From this perspective we are still 100 basis points better than the industry average despite our relatively small scale and the global nature of our business. Before completing our SG&A analysis, one final point on consumer marketing. Clearly our target is to spend more on consumer marketing over time. And Bill will outline our plans in this area. But this chart shows that simply increasing advertising spending is no panacea.

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Outside of Europe we’ve spent 3.1% of sales on consumer marketing and have driven growth to 7.8% per year. In Europe we spent at a higher rate yet the growth rate is less than half of that achieved across the rest of Heinz. In other words, advertising is important but appropriate price points, consumer-relevant innovation and strong trade partnerships are prerequisites to sustainable growth.

All of these have been characteristics of our operations outside of Europe that have just recently been established in Europe. This next chart shows you the three main components of SG&A. You can see that marketing has declined as a percentage of sales as we have been concentrating on our price points. S&D costs have increased slightly, up 20 basis points as a percentage of sales despite fuel costs more than doubling. G&A, on the other hand, has gone up 60 basis points. There have been five key drivers behind this increase – pension costs, the shift to RSUs in advance of expensing stock options, compliance costs related to SOX 404, the cost associated with better systems and greater spending on R&D.

As an example, pension and post retirement medical costs have more than doubled over the last three years. A portion of this hits cost of sales but the portion in G&A has almost tripled. We have closed out virtually all defined benefit pension plans to new entrants so we have taken the hard medicine to protect the long term. But these expenses reflect the legacy of decisions made two or three decades ago.

This next chart shows further granularity behind our G&A and R&D costs. There are a couple of observations to be made here. First, it has been suggested that we could cut $400 million out of our SG&A with the

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implication that we have excess costs in our G&A structures. For perspective, we could fire every single general and administrative employee around the globe and not save $400 million.

Second, as you may note as a recurrent theme, our key opportunity is in Europe. Due to the multiple legal jurisdictions, different languages, diverse pension plans and varied product offerings, G&A costs will always be higher in Europe than in the US. Having said that we have significant opportunities to improve the efficiency of our G&A spending and clear plans in this area that Bill and Scott will discuss further.

Now let’s turn to headcount. You can see that as we’ve pared back our business to core categories and geographies, we’ve reduced the employee base from 46,900 to 33,100 and the sales per associate have increased by 37%. This story is even more dramatic when looking at executive headcount where we’ve cut the number of executives by about 150 and productivity has increased 59%.

Much has been made recently of our relatively low sales per employee or what I’ll call SPE. At $261,000 per employee, we are lower than the peer average of $324,000. In aggregate this measure is close to useless. To be more relevant we have split this statistic between developed and emerging markets. In the developed markets where most of our peer companies are concentrated, our SPE is $391,000, well above the peer average. In emerging markets our SPE is $71,000.

This might lead some to say that emerging market businesses are bad and that we should get out of them. Given their growth potential and solid profitability, we think this would be a poor decision. As an example, our business in

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Indonesia has SPE of only about $40,000 but has an operating margin in line with our Company average. So how can this be? Well at $6,300 per associate, the fully loaded labor costs in the emerging markets is about 1/10th of that in the developed markets.

At this level we pay very competitive wages in the emerging markets and are able to attract very good talent. Our factories and emerging markets reach efficient scale at relatively low volumes. Bringing this point home, the profitability in our emerging RICIP markets is very solid despite what may seem like a lot of employees. For FY ’07 we expect to generate more than $700 million in sales with double digit operating margins and positive economic profit.

Thus, while we always strive for better productivity, our sales per employee metrics do not trouble us.

Now let’s take a look at profitability. Over the last three years operating income from continuing operations excluding special items and the write-down and the recent write-off of Zimbabwe, has grown at an overall category of 4.8% . However, separating Europe from the rest of the Company, you see very disparate trends.

Europe’s operating income was flat between FY ’03 and FY ’06. The rest of the Company has delivered an 8.5% CAGR in operating profit led by Australia, New Zealand, US Consumer Products and Canada. This is a very strong performance and provides a good indicator of what our portfolio can do once Europe is contributing.

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Our EBIT margin is about 30 basis points less than our peer company average, reflecting the inherently lower margins in our Foodservice business which represent almost 20% of total sales. Looking at our EPS over the past few years, reported EPS has been quite variable as we have divested significant portions of the business in getting down to our core. You can see that we’ve spun off nearly $1.8 billion in sales back in Fiscal ’03. From that base we grew EPS over the next two years at an average rate of 7-1/2%. Then in this past fiscal year we divested another billion dollars of sales resulting in EPS from continuing operations excluding special items dropping to $2.10.

To get all this done we took restructuring charges in ’03 and in ’06 and incurred some non-cash write downs in Fiscal ’05. Importantly, even with these charges, we were able to aggressively return the proceeds of the divestitures to our shareholders. The point is that we’ve made the hard decisions to get down to our core and we are done with divestitures of any meaningful size. We firmly believe that this strategy has been correct and that we executed the very difficult transformations in ’03 and ’06 exceptionally well.

Finally, let’s take a look at where we are in terms of cash flow. Our performance in reducing Cash Conversion Cycle and quick operating working capital has been outstanding. Starting from 92 days back in ’02, we reduced CCC by 36 days at 39%. This has released a billion dollars to be used in the business and returned to shareholders. Our operating free cash flow has been extremely strong averaging almost $900 million per year and more than 10% of sales. You can see that this has been a marked improvement from earlier this decade.

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I’m very proud of this next accomplishment. Because of our strong operating free cash flow we have returned more than $4.2 billion or approximately 1/3 of our market cap to shareholders over the last four years. This has come in the form of the Del Monte dividend, recurring annual dividends and increasingly through share repurchase.

We escalated share repurchase over the last three years climbing from $170 million to $291 million to more than $800 million in this last fiscal year. Importantly, since the spin-off, our total shareholder return has outpaced the industry group even before the recent stock price run up. At the time of the Del Monte spin-off we said that we would significantly reduce our debt levels and we’ve done it. Gross debt is down about $550 million or 11% despite the cash returns to shareholders and some significant core acquisitions.

In terms of credit ratios, our debt to EBITDA has improved from 3.3 times in FY ’03 to 2.8 times in FY ’06. While we have significantly improved our debt metrics over the last few years we remain well above the peer average in terms of using leverage to improve shareholder returns. Thus, we already use leverage to our advantage.

Finally, let’s wrap up this segment of the discussion with a look at ROIC. Our after tax returns for FY ’06 with and without special items are 12.6% and 14.5% respectively. Compared to our peers, we are a bit lower than a straight average. Weighting the industry by the invested capital base, however, we were above the average. The key is that we are looking hard at the components of ROIC for us and for our peers and have set plans to significantly improve returns over the next couple of years.

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A couple of key takeaways from the analysis are that despite implications to the contrary, our PP&E intensity is very much in line with the level of our peers. Additionally, our intangible asset intensity is well below the peer average while our other long term assets are a bit higher. We believe that this reflects the relatively high value of our foreign pension plans. In short, there is nothing structural that will keep us from driving strong ROIC growth going forward. And to provide additional motivation, our Board has established ROIC as 50% of our long term incentive program.

To conclude, we thought it was important to establish the facts before we began laying out the plan for ’07 and ’08. And with that I’ll turn it over to Bill to discuss the plan. Bill?

William Johnson:

Thank you Art. I think Art’s slides clearly highlight what we’ve accomplished over the last four years. I’m proud of what this team has achieved. Now I want to turn our attention to our plans for Fiscal 2007 and 2008, starting with a review of a three part strategy for sustainable growth that builds incrementally on what we have accomplished during the last four years and which we are currently executing against:

  Reduce cost and improve margins,
  Grow the core portfolio, and
  Generate and use cash to deliver superior shareholder returns.

Over the course of the past 18 months, the Heinz Board and management have worked together to craft plans for further aggressive cost cutting, plant closings and headcount rationalizations as well as investments in advertising, innovation and more efficient trade spending. We have also collaborated on plans for capital allocation, dividends and share repurchases that are

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responsibly aligned with earnings and cash flow. Let’s go through each one of our key operational initiatives in a little more detail.

First we will continue to reduce costs focusing on SG&A, trade spending and the supply chain. We are committing to a further $60 million SG&A savings in Fiscal ’07; $30 million source from headcount and salaries represents a 10% decrease versus Fiscal 2006, $20 million sourced from a reduction in professional fees as a result of our expanded indirect procurement efforts; and the remaining $10 million sourced from optimization of our US distribution network.

We will go after an additional $30 million in SG&A savings in Fiscal 2008. Moving from SG&A to D&A – over the past four years as Art showed you we have reduced total Heinz trade spending by 170 basis points. A roadmap for optimizing trade spends was developed and successfully executed in the US consumer products business. The deal spending has been reduced from 21.2% of gross sales in Fiscal ’03 to 16.9% in fiscal 2006.

This is well below the industry average to our peer group of 18% and was recently characterized as best in class by Cannondale Associates. This roadmap, developed in the US, is now being used by all of our businesses following a very successful global trade spend optimization summit at the beginning of this calendar year. Planning for the European launch of this initiative began during the fall of 2005 with implementation plans finalized during the winter.

We are confident that these moves coupled with the implementation of systems, processes and tools that have been proven effective in the highly competitive US marketplace will be sufficient to achieve our ambitious

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objectives of a further 90 basis point reduction worldwide in Fiscal ’07 trade spend, an additional 50 basis point reduction in fiscal 2008.

That would mean a reduction worldwide of almost $150 million over the top two, over the next two years, on top of the $146 million reduction we achieved over the past four years. The supply chain also continues to be an area of intense focus. Further integration of our $6 billion global supply chain is underway to achieve even greater efficiency and effectiveness with the focus on global procurement, continuous improvement and plant rationalizations.

Our global procurement group was recently rated as best in class in strategic procurement and supplier relationship management by an IBM benchmarking study. However, their analysis also highlighted an opportunity in the area of indirect spending, particularly outside the supply chain which we are pursuing vigorously with their assistance.

Overall we expect $120 million in procurement savings in Fiscal 2007 through improved global sourcing and sharing leveraging best practices across each of our 14 global purchasing teams. The supply chain will also benefit from further expansion of the continuous improvement initiative and waste reduction, or MUDA, roadmap that’s been successfully piloted in the US. In Fiscal 2007 alone, we expect to nearly double the savings from these initiatives from more than $30 million while increasing the number of Six Sigma black and green belts to more than 700 across our entire global supply chain.

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This process, which began with the recruitment of several Six Sigma supply chain leaders from General Electric more than three years ago, is gaining significant traction across this company.

Finally, we plan to further rationalize our manufacturing footprint with an additional 15 plants to be exited in Fiscal 2007. It is important to note that we expect to exit these factories with all costs absorbed in the 2007 plan.

We are evaluating plans to eliminate five more plants in Fiscal 2008 which would take us down to 71. Exiting these plants will further enhance productivity and drive significant cost savings. Overall we expect these productivity initiatives to combine with pricing and mix to deliver our planned 130 basis point improvement in gross margins in Fiscal 2007.

In total, we expect productivity savings of more than $350 million over the next two years. While these numbers are aggressive, they are based on a thorough analysis and detailed discussions and reviews of the various initiatives with our Board. Importantly they are being implemented for the long term health of this Company in mind.

The second leg of our value plan is to grow the portfolio. We exit 2006 with good momentum and we expect a very fast start to Fiscal 2007 behind the simple proposition of growing what we own. We have well over 100 new product initiatives in the pipeline globally including fridge fit ketchup, Ore-Ida easy breakfast potatoes, new varieties of Classico sauce including new organic varieties, new Smart Ones entrees and desserts and new Smart Ones entrees and desserts in the U.S.

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We’re also launching TGIF snacks and Smart Ones in Canada, Mean Beanz and International Soups in Australia, new recipe meals for toddlers, multi grain pastas and HP sauce in the popular upside down bottle in the UK. Our new Beanz on Toast for the British and New Zealand market is an exciting initiative that has generated substantial enthusiasm and PR activity worth far more than any advertising than we could ever pay for. It will play very well along health and wellness lines.

As a trusted food company for 137 years, Heinz has a contract with consumers to help them live healthier lives while still enjoying great tasting products. Heinz now offers a wide range of foods catering to the health and wellness trend including products that are organic, contain reduced sodium and sugar, and provide enhanced functional benefits.

These include Heinz Organic and No Sugar Ketchup, the entire range of Smart Ones, All Natural Classico, Heinz Spaghetti Plus with calcium and Omega 3 in Australia, and Low Sodium beans and soups and healthier multi-grain pasta in the UK.

Plasmon will in particular benefit from this trend in Fiscal 2007 with the launch of a new line of health and wellness related foods including yogurts and cheeses designed to help baby digestion, hypoallergenic infant formula and several products to promote brain and muscle growth which I highly recommend.

Plasmon is a great business. It is our fourth largest brand and among our top three in margins. It is the leading infant feeding brand in Italy in biscuits and jarred products and you can see is back on a growth path under a talented new management team. Plasmon is the heart of our infant foods category which

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produces 15% of our economic product and where we are market leaders everywhere we compete.

Heinz’s innovation focus will benefit from our continued double digit increases in R&D spend over the next two years and from a $50 million or almost 19% increase in consumer spend in Fiscal 2007 fueled by the productivity savings which we just discussed.

These funds will be spent selectively for 75% directed against our leading brands. This increased R&D and marketing support will help build growth across our key businesses while sustaining our momentum in the U.S., Canada, India, Poland, Indonesia and the Pacific. We will continue to pay particular attention to the key U.S. ketchup market where over the past three years we have grown Heinz ketchup at a compounded rate of 7% while growing our market share by ten points over the last ten years versus a decline in the prior ten years.

We will also extend our retail marketing capabilities to foodservice. In recognition of his outstanding success with Ore-Ida and Smart Ones we have recently appointed Mike Hsu as President and Chief Operating Officer of our U.S. Foodservice business.

We expect Mike to apply his considerable analytic capabilities and marketing skills to the mutual benefit of our restaurant customers and Heinz. Research incontrovertibly shows that Heinz ketchup adds to the overall experience of restaurant patrons and is by far the preferred ketchup. It is also the preferred dipping sauce for children, not only on fries but on chicken nuggets.

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We have been successfully growing our European foodservice business behind the launch of Heinz dip pots in 2000 and now sell more than 100 million dip pots annually to Burger King, McDonald’s and Wimpy to name just a few.

In the U.S. we are working on reducing the cost differential between packets and dip cups. We have agreed to multi location tests with one large national account early this summer and are currently developing plans with several others.

Meanwhile we are growing with a number of foodservice customers. I continue to pay particular attention to developing our relationship with McDonald’s where we have made good progress. We now sell Heinz Ketchup and sauces to McDonald’s in Canada, the UK, Spain, Portugal, Australia, and most recently we have added Russia, the world’s second largest ketchup market. We look forward to continuing to develop this partnership.

Finally a comment on the five emerging markets where we expect to grow sales by more than 10% organically in Fiscal Year 2007. These markets collectively represent approximately one quarter of our sales growth in Fiscal ’07. They generate positive economic profit as Art showed and have significant future upside behind great brands.

Chris Warmoth has been appointed to lead our emerging markets growth. In his previous role at Heinz he oversaw the Company’s venture in Russia and helped drive substantial double digit sales growth in Poland while increasing operating profit margins to 15.5% in Fiscal ’06 from 8% in Fiscal ’02.

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The third leg of our plan is built on leveraging our proven ability to drive cash flow to deliver superior shareholder value. Cash flow will benefit from further improvements in working capital, continued discipline of capital spend, and an optimized dividend payout policy.

Between Fiscal ’02 and Fiscal ’06 we improved CCC by 36 days as Art showed. In Fiscal ’07 and Fiscal ’08 we are targeting CCC improvements of approximately two to three days per year.

Capital spending will remain within the range of 2.5 to 3% of sales. We have successfully maintained this during the past three years. Moreover we are committed to pursuing only highly strategic and transformative acquisitions, like Lea & Perrins and HP, in our core categories and our core geographies. Along these lines we will not pursue subscale acquisitions.

The Board and management have worked on striking the right balance with our capital structure. I want to be clear that we are committed to an investment grade rating. The Board yesterday approved an increase of 20 cents per share in our annual dividend effective with our July payment which will increase our payout to approximately 60% of projected Fiscal ’07 EPS.

Long term we expect to deliver annual dividend increases consistent with our growth and earnings per share while maintaining an approximately 58 to 60% payout ratio.

The Board has also authorized the repurchase of $1 billion of additional Heinz shares over the next two years on top of the more than $1 billion we spent repurchasing shares in Fiscal Year 2005 and 2006.

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Let’s be clear on the commitments the Board, the company and the management team are making. Financially, in Fiscal ’07 we will target net sales growth of 3 to 4%, operating income growth of approximately 8%, EPS growth of 10% or better, and operating cash flow of $800 million or better. We will also return nearly $2 billion to our shareholders in the form of share repurchases and dividends over the next two years.

Underwriting these projections are the numerous operational improvements I detailed earlier. Specifically our plan includes: A reduction in D&A of $95 million on a rate basis in Fiscal ’07 with an additional $50 million targeted for Fiscal ’08; the exit of 15 plants by the end of Fiscal ’07 with an additional five targeted in Fiscal ’08; a further reduction in headcount of 2,700 employees; and an increase of marketing spend of approximately $50 million.

Before I hand it over to Dave I want to make a few comments about the Heinz Board of Directors which is one of the most talented, engaged, diverse, and independent in the S&P 500. The changes we have made to the Board over the last number of years have not gone unnoticed.

ISS rates this board as the best, number one in the S&P Food, Beverage and Tobacco Group. We are rated among the Top 10 companies in the entire S&P 500. Corporate governance does matter.

Ladies and gentlemen, we have a solid realistic plan. The Board and management have worked hard to improve this Company. We simply do not want to incur as a Company, as a Board, and as a management team any unnecessary risks to our shareholders and our business at such a key inflection point in our history.

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We are completely focused on driving superior shareholder value and growth. The talent and energy levels are the highest that I’ve witnessed in my 24 year Heinz tenure. Our people are engaged, and my role is to challenge, encourage, coach and lead them, and get out of the way when appropriate, so that they deliver the best results possible.

With that I’m pleased to turn this over to Dave Moran.

Dave Moran:

Thank you Bill and good morning everybody. It’s great to be here. Q4 was a very strong finish to FY ’06. Cases, as you can see, were up 17%, sales were up 16% and profit increased by 19%. On a full year basis, Consumer Products had a terrific year. Cases were up 12%, sales were up 13%, income was up 11% and cash flow for all of North America, and for balance sheet reasons that does include Foodservice, was up 63%.

FY ’06 was our strongest year in our three year turnaround. This is significant given that we were lapping some big numbers that you’ll see on the next several slides.

Driving consumption has really been the backbone of our success. We’ve delivered eight consecutive quarters of sales growth, five of which were double digits. We’ve also delivered profit growth in 11 of 12 quarters including ten quarters consecutively in a row.

But a deeper look at our financials really tells the story more fully. Since ’03 we’ve delivered sales growth at 6% a year which in turn has fueled sales growth of 7% and profit growth at 9%. While we’ve made major investments in our people, SG&A is down 210 basis points.

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We’ve also grown our operating margins through reductions to our D&A spend which, including Heinz Canada, is down 360 basis points for a 17% improvement. You can see the balance sheet efficiencies we generated over North America, which again does include Foodservice. QOWC for example is down 430 basis points.

In short, we are winning and we’re going to continue to win for three very important reasons. First we’re benefiting from the dramatic people changes we made several years ago. We have the right people doing the right work.

The second reason we’re winning is our brands are leaders in their categories and in FY ’06 delivered all time records on most metrics. Frankly this portfolio has never been healthier or poised for a better future.

Third, we have become an idea oriented organization that is close to our consumers and close to our customers. Now I’ve shared with you before the CP blueprint and it remains our guide on how to win. Those looking for a silver bullet here are going to be disappointed. Our model is simple, to improve the consumer’s experience with our brands. And we know that that gives us the right to expect them to pay full price.

Structurally we have the clear visibility and accountability, we manage every line, every investment every day, and we’ve built new capabilities and processes that will make us better into the future.

Now I’d like to share some additional texture on our three largest brands which represent well over 50% of the portfolio. Our largest brand, Ore-Ida, has never been healthier. Sales are up over $90 million for a 25% increase in the last three years. The reason for our success is simple. It’s tight execution

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against the CP blueprint focusing on taste, in-store execution, marketing and innovation.

Our second largest brand is the Smart Ones and it was badly hurt during the Atkins fad of FY ’04 but it has come roaring back. In FY ’06 we set records on virtually every financial metric there is. Again, the CP blueprint has guided our focus to taste, packaging and consumer support. Our plan for FY ’07 is to help consumers live healthy 24/7 and we expect to surpass this year’s record by a significant margin on this business.

On our third largest and most visible business, Heinz Ketchup, we delivered consistent growth over the past decade driven by innovations such as top down packaging. But we’re going to change the game on ketchup to drive category growth even faster.

We’re fortunate to be doing so from a strong position of strength. Heinz Ketchup has delivered three years of sales and profit growth and has set records on several measures this year. We’ve learned through research that consumers who trade up in size consume more ketchup.

For example, shifting consumers from a 24 ounce bottle to a 36 ounce bottle increases consumption by 44%. We can expand the category if we give moms more convenient, larger sized bottles. We’ve developed a five step plan to capitalize on this insight and drive category growth.

First, we launched our new Fridge Door Fit ketchup in two sizes that is easier to use, hold and store. They are a 70/30 winner versus our current bottles. Second, we have reset the shelves in every store in America, putting Fridge Fit and our other innovations at eye level.

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Third, we’ve instituted waterfall pricing to encourage trade up and reward our most loyal consumers. Fourth, we’ve eliminated trade promotions on our small sizes focusing on Fridge Fit and our other top down innovations.

And finally, we’re going to invest in an integrated marketing plan behind Fridge Fit that includes new television advertising that both launches Fridge Fit and ties in with foodservice consumption. Those spots will be on air later this summer.

As Bill shared earlier, we’re also continuing to improve in three areas of the P&L. Let me give some detail and texture on the CP business. We’ll continue to execute our very clear plan for reductions to revenue. Everyone in the CP organization knows what’s on strategy and what’s not.

After four years of intense focus we’ve made great progress. We’re down about 360 points and that does include Canada and we expect additional progress in our FY ’07 and FY ’08 years.

In regards to SG&A, we’ll continue to invest in areas that are sustainable, build competitive advantage, to not be easily copied or commoditized. Primarily these are areas of ideas and capabilities with, of course, a heavy emphasis on our people.

Over the last three years we’ve reduced our salaried workforce by about 11% and yet still grown sales by $440 million. Going forward we will reduce our delivery costs while adding marketing muscle to support our key initiatives.

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Finally regarding margins, as you’re all aware, this has been a period of true commodity inflation and we have taken our share of hits. Fortunately our volume growth has dramatically increased our factory utilization. Along with our focused efforts to lower supply chain costs we have offset inflation and held our margins. Going forward we have a clear plan to drive gross profit margins by 100 basis points behind procurement in future manufacturing efficiencies.

FY ‘07’s plan will continue on our four areas; taste, convenience, better for you, and new usage occasions. In all we expect to launch more than 60 new consumer validated innovations across the entire portfolio and that’s up about 43% versus FY ’06.

We know we have momentum with customers. We know we have momentum with consumers, and frankly we don’t plan on losing it. FY ’07 is expected to be another record year on all financial metrics. We have the right people working on the right things to continue winning.

In terms of guidance we do expect Q1 sales and profits to be up about 10%. With that I’d like to turn the podium over to Scott to talk about the European turnaround. Thank you.

Scott O’Hara:	Thanks Dave and good morning. I’m pleased to have this opportunity to review our performance, progress and transformation in Europe. As we start Fiscal 2007 Heinz is a stronger and leaner company in Europe. We have reduced costs, streamlined the organization and divested non-core businesses such as seafood, HAK vegetables, chilled sandwiches and Linda McCartney to simplify and focus our portfolio.

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Here’s a quick snapshot of the European business profile as it stands today and our major achievements. In Fiscal 2006 Heinz divested non-core businesses in Europe with total annual sales of approximately $630 million. Our gross margin is now 40%, operating margin is 18% and our cash conversion cycle is 44 days.

We begin Fiscal 2007 with a strong foundation for profitable growth in our core categories where we expect to win. Heinz now has 27 manufacturing plants and 9,500 employees, a significant reduction from the start of Fiscal 2006.

Although I’ve only led the European business for the past month, I spent the previous six years in Europe with another company. Given my experience in Europe, it’s clear we have to focus on three areas to deliver improved performance; people, process and products.

Starting with people, we have significantly upgraded our leadership team in each of the regions with local nationals that have a strong track record of success.

In Western Europe with President Roel van Neerbos, in Italy with President Stefano Clini, and most recently in the UK with David Woodward.

We have also substantially upgraded the team under Dave in the UK with top talent from across the Heinz company.

We now have a deep and talented leadership team in Europe that can compete and win in every market. To support the growth of our business in Europe going forward, Heinz in improving our process systems.

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An important step is implementing the Heinz business management and Heinz innovation models. Both will capture best practices throughout the company’s global businesses and ensure they are reapplied in Europe.

Another key initiative will be in the supply chain and back office. We will achieve significant supply chain and back office synergies as we roll out SAP across Europe.

We went live successfully in the UK and Ireland with SAP on May 1. We received positive feedback from our customers on how well the implementation has gone and we will complete the rollout of the new platform across Europe by the end of 2008.

To help us reduce nonproductive D&A spending in Europe, we are implementing the MEI trade promotion management system. This important enabler will allow us to maximize the benefit of D&A while reducing the level of spending by 150 basis points in fiscal 2007.

Finally, we are implementing Manugistics production planning system in Europe similar to what we did in North America to enhance our inventory management system across the business.

The focus of our transformation has been to create a stronger platform for growth for our leading brands in the company’s three core categories; ketchup and sauces, meals and snacks and infant foods. We wouldn’t be Heinz if we didn’t talk about Heinz tomato ketchup.

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It’s a success story in Europe, especially in the UK, where Heinz sales of tomato ketchup grew to a market share of more than 79% in the latest 52-week period.

In Germany, which has an estimated ketchup and sauces market of $345 million, Heinz has increased its leading market share to 35.4% .

These two markets represent 60% of the $900 million European ketchup and sauces market, and we are winning.

Turning our attention to infant food, our Plasmon brand is the market leader in Italy with volume share of 50.7 in the latest 52-week period, and favorable recent trends are supported by strong advertising and marketing.

We will build on our current success by launching Plasmon Extra Care, a line of products that are designed to help babies with specific medical issues like sleeping problems, upset stomachs and allergies, to name just a few.

Consumer research indicates that half of Italy’s infant populations have symptoms or conditions our new products are designed to address.

Those are just a few examples of our great products in Europe and what Heinz is doing to drive sales. Overall, Heinz is focusing on five major goals in Europe for fiscal 2000. We call this our Five to Drive Program.

First, we need to strengthen our leadership position in infant food in Italy. Second, we need to achieve renewed growth in the UK. Third, we need to drive disproportionate growth in Eastern Europe. Fourth, we need to reduce costs to improve margins. And fifth, finally, we need to improve cash flow.

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Our strategy for Russia and Poland is all about growth in 2007, and we expect to grow both sales and operating income by more than 20%. We will accomplish this behind the launch of our Heinz branded ketchup and all other liquid products in Russia with McDonald’s and through increased innovation behind our Pudliszki brand in Poland.

I would like to close my review by outlining our strong outlook for 2007. We expect to deliver 3% net sales growth, a 160 basis point improvement in gross margins, a 120 basis point improvement in operating margins, a 10% increase in operating income and a two day reduction in our already strong cash conversion cycle.

Underpinning the 2007 plan is an expected reduction of 50 basis points in SG&A and 150 basis point reduction in D&A.

Our plan is to increase our advertising investment 60 basis points to drive growth. We ended 2006 with 27 manufacturing plants. In Fiscal 2007, we plan to reduce this to 23, accompanied by a further reduction of 600 jobs.

To summarize, I said we would kick start the European transformation by focusing on three areas; people, process and products.

We have a new and talented leadership team of true A players capable of winning in every market. We have improved our processes and systems, and we will further leverage our great brands in the three core categories where more than 95% of our European business is done today; Ketchup and Sauces, Meals and Snacks and Infant Foods.

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It’s been a pleasure sharing our outlook for Europe with you, and I’ll hand you back over to Art.

Art Winkleblack:

Okay. Thanks, Scott. I’ll quickly summarize the planned financial projections for ’07 and ’08.

For FY ‘07, we expect to deliver the following; net sales are targeted to grow 3% to 4% from our pro forma base of 8.4 billion.

Remember that there were a number of divestitures in ’06 that did not qualify for disc ops. Thus the pro forma base is the real foundation from which we begin.

We anticipate driving 2% to 3% volume growth, and at least 1% of net pricing. The RICIP markets are expected to lead our top line growth, increasing by 10%.

The combination of net pricing and $165 million of supply chain productivity initiatives will offset $135 million in fuel and commodity cost inflation and drive gross margin up approximately 70 basis points versus pro forma ’06 and 130 basis points versus continuing opps.

Planned SG&A excluding marketing is down $60 basis points versus pro forma FY ‘06 driven by $60 million in productivity initiatives, including a 10% reduction in G&A salaries.

Operating margin is expected to climb 90 basis points from the FY ‘06 forma. Net interest expense will continue to climb, but is anticipated to be offset by a lower full year tax rate of approximately 30%.

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Now, I will point out that I expect a quarterly tax rate, again, to be very bumpy in FY ‘07.

The EPS target is $2.35, an increase of 10% from the pro forma base. Also, remember that we are absorbing 4 cents in G&A for the cost of stock options in FY ‘07 as compared to FY ‘06 continuing operations.

For FY ‘08, we expect 4% sales growth, operating margins increase by about a half point and EPS to grow more than 8%.

As Bill mentioned, in driving cash flow, we will continue to improve CCC and will keep appropriate control over capital spending. Note that going forward, we are slightly changing the definition of operating free cash flow, which will now include the proceeds of any disposals on PP&E.

This change is intended to motivate management to properly monetize low-return assets. With this minor change in mind, we expect to generate $800 million of operating free cash flow in FY ‘07 and $850 million in ’08.

Note the cash flow in the first quarter will be impacted by the payment of approximately $45 million of taxes, primarily related to gains on dispositions in the fourth quarter of FY ‘06.

Additionally, as Bill mentioned, we have raised our dividend for FY ‘07 to $1.40, and we are committed to share repurchases totaling $1 billion over the ‘07/’08 time horizon.

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Combining these P&L, cash flow, dividend, and share repurchase projections, we expect our debt to EBITDA ratio to come down slightly from 2.8 times currently to about 2.6 at the end of FY ‘08.

Importantly, this gives us potential financial flexibility and allows us to maintain a solid investment grade rating.

Also, you can see that our plan again is centered around growing what we own is expected to drive a significant increase in ROIC. With that, I’d like to open up the meeting for questions.

Jack Runkel:	Okay. Thanks, Art. We’re going to cut off at 10:00, so we’ll take questions until then. We’ll start it off, let’s see, Terry Bivens.

Terry Bivens:

My question is on Europe. Bill, you know, we’re hearing a lot of the press (unintelligible) etcetera. So nice (unintelligible), but those of us who, you know, remember Malcom what Joe tried to do over there, it’s very tough (unintelligible) over there.

So my question is; how can you give us more comfort that outfits such as (unintelligible) etcetera won’t push back hard while we expand these opportunities (unintelligible) and allow us this, you know, may give you some pricing over there.

(Unintelligible) assume net pricing next year on a consolidated basis, that that includes the pricing in Europe. Just some more comfort that Europe can, indeed, turn around and start contributing.

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William Johnson:

Okay. Thank you for your question, Terry. I think, you know, as we look at Europe, and I’ll let Scott provide more color in a moment. You know, I think the big difference going forward in Europe is the capabilities of the people we have in place and the talent levels.

With the new management team in Italy, we have a very strong Proctor and Gamble pedigree. The new management team in place in the north, who coincidentally also has a very strong Proctor and Gamble pedigree. And with the new management team in the UK, which coincidentally also has a strong Proctor and Gamble pedigree, you know, I think we are balancing now the recognition to innovate as a way to improve our value relationship with customers.

As we do that, we’ll be okay. We’ve recently had a meeting with Tesco, and Tesco and the accounts in the UK recognize that if we don’t drive the center of the store, no one will.

They need us to win in the center of the store. So they’ve been working with us very well in trying to establish the value, the value proposition, if you will, that allows us to move that forward.

I think the other thing to note in Europe is we’ve also removed a lot of the clutter. By getting out of HAK, by getting out of seafood, by eliminating some of the other businesses and some of the extraneous extractions that exist in Europe, I think we start off with a much better slate as we enter fiscal ’07 than we have in the past three or four years.

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So no, I think we have a fairly high level of confidence about our European plan going forward. There is no doubt that Europe is a different market than the United States.

But again, European consumers, like US consumers, will respond to innovation. And I think, you know, that’s where the opportunity really presents itself.

One of the big changes that Scott did not talk about in the UK is the appointment of Suzanne Douglas as the VP of marketing in the British company.

She will start at the beginning of July. Suzanne is the one that’s led the turnaround in Australia. And over the last couple of years, what we haven’t shown you is we saw Dave Moran’s great results in the fourth quarter, Australian organic sales were up 22.9%; all driven by innovation on pasta, soup, beans and on baby food.

The same exact business processes and fundamentals that we have in the UK, with her appointment, Suzanne brings a lot of those skill sets to that market. We’re already seeing progress in the Italian market, and we’re doing it fairly well in the north despite Ahold and some of the pressures on pricing there.

But, Scott, you want to provide some addition?

Scott O’Hara:	Yeah. I think it’s a great observation. You're absolutely right. The European environment is difficult. The macroeconomic ones we can’t change.

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That said, there’s no question we can win in the market. I spent six years there in my past and we were able to get cost out of the business and also get D&A out of the business to become more efficient.

Every company, and Heinz is no different, has a tail of events; promotions that are inefficient. And so the first thing we need to do is eliminate them. They’re not driving any value for the retailer. They’re not driving any value for us.

So we got to get those out of the system, and that’s what our plan is. The second piece Bill touched on is people. Dave Woodward has taken over as the president.

Dave actually worked for me in my past. Very, very capable guy. Very clued into the trade. Spent most of his career on the customer side of the business.

So he has a clear understanding of the trade environment in the UK and how we get at getting cost out. So I’m confident in him.

We also brought over one of Dave’s guys to head up the selling organization in the UK; a guy by the name of John Hans. He was a key architect of the plan that delivered some of the results that Dave shared with you with the progress they’ve made in D&A.

So from a process standpoint, he’s all over that to make sure that we really do understand how we’re spending the money, what we’re getting for it, and if it isn’t working for us or the retailer getting that cost out.

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So we’ve got to go deliver the plan. We recognize that, but I feel very good with the people and the process we have in place that we can do that.

On the last piece, the customer thing that you brought up, I’ve already met with Tesco since I was appointed as the European president. Had a great meeting with them.

They’re clearly looking for us to do more. We’re so big in the categories that we compete, they need us to win if they’re going to win in those categories.

So they recognize we need to do things that are going to add value to the entire category. And it isn’t just about price. It’s about innovation. It’s about driving the right messages to consumers and about getting in store for execution as strong as you can possibly get it.

And they want to work with us, and that’s great news for us at Heinz. So I’m confident that we can get that cost out.

Jack Runkel:	Okay. Let’s try Chris.

Chris:

Hi guys. Two questions; first question is on the ability of the company to cut back on promotion (unintelligible) a little more detail.

The second question is related to the (unintelligible) pricing benefits. Is that actually reduction in promotion or the net price increase in the business and perhaps (unintelligible)?

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Art Winkleblack:

The reduction or the increase in net pricing is primarily related to more efficient D&A spending. So that’s - it’s largely D&A as opposed to list price increases.

You know, I think I’d turn it over to Scott for the other part of your question.

Man:	We’ll, let Scott and Dave answer that. I mean you’ve got two guys running 90% of the business here; they’re the ones that have to deliver it. So why don’t we let each of them address that.

Dave Moran:

Yeah. I can speak to the European example. I think that Art is right. Primarily it will come through a reduction in D&A spending.

And you’re right; on the surface, getting promotional spending out is difficult. But you’ve got to do the right analysis and get at promotions that aren’t working.

They add complexity for retailers and they add complexity for us. As long as you can demonstrate that, and we’ve got great data available in the UK; the biggest business we have in Europe.

I’m confident; we’ve done that. I’ve done that in my past. Dave Woodward has done that. John Hans has done that. We can get that done. I’m not worried about that.

On the other side, we will take some list price increases. They’ll be selective, but in categories that have less price sensitivity and where we have premium product.

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Scott O’Hara:

What I would add is we have two price increases in FY ‘06 on a list basis. We’re looking at a couple of price increases in FY ‘07. But the vast majority of our pricing has come through reductions to reduced revenue.

And that’s the process that’s gone back four or five years. It involves people, process and really a clear understanding of what the role of trade spending is.

And we have great metrics; we understand the payout on every single customer and every single brand and every single event. And if that event doesn’t meet our payout criteria, we have conversations with the retailers and make different choices with that money.

And I think we’ve successfully taken out about in the US probably 430 basis points over the last four years.

William Johnson:

Yeah. I think the reality is we’ve done that. We’ve done it in the US. We’re now transporting that to the rest of the globe.

What you saw earlier was a manual that was developed late last year and shared with all the operating companies early this year to tell them essentially the process by which they have to go about measuring the return they’re getting on deals, the systems, people and process they need to implement in order to get at the deals, and basically, as Scott pointed out, attacking the tail, because there’s tails in all these areas.

And you know, I think it’s pretty remarkable when you look at what Dave and his team have accomplished in the US, taken 400 basis points give or take, and trade spend out while growing volume, growing sales, cases, organic cases of 6% a year; it’s a pretty impressive accomplishment.

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And that’s what the guys in North America have done, and that’s what we’re exporting to the rest of the globe.

Jack Runkel: Jeff:

Okay. Jeff (unintelligible).

Good morning. I’d like to thank you for the information in the plan that you’ve proposed this morning.

My question relates to the plan that’s been proposed by Trian Partners as well as the, you know, board representation interest by that firm.

And I guess my question is; as a shareholder, what would management outline as the reasons to not support the Trian proposal?

They have had success in a number of other instance doing these types of, you know, board support type arrangements. And I’m just wondering what could you tell us today that would, you know, cause us to feel that the plan is not warranted?

William Johnson:

Thank you for the question. I think it’s, you know, it’s clear that we’re going to talk about our plan.

We worked hard on a great success to get this company to this point. You know, we have the right portfolio, we have the right management team, we have the right people in place.

We’ve got plans to deliver robust growth; realistic, achievable growth that are in the best interests of the majority of our shareholders.

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By any measure, we have a world class board that represents all shareholders, including Mr. Peltz, and the company is at a key inflection point.

We’ve come off a very difficult four years. There’s no point in raising the bar two feet, and so we didn’t. We raised the bar high. The company simply cannot afford to let the board and management be distracted by the creation of a dysfunctional or destabilizing situation.

And so in that context, the board was unanimous -- unanimous -- in its rejection of the slate proposed by Mr. Peltz. The management team, along with the board, has prepared a very aggressive plan going forward, building on the success we’ve achieved over the last four years.

We’ve already made progress against many of the metrics that were raised. Deals and allowances we started on in fiscal 2003, we’ve made enormous progress; the proof is what you saw today. In SG&A, we’re among the lowest in the industry. We think there’s further progress but unless you want to fire every single salary employee in the entire H. J. Heinz Corporation, we’re certainly not going to deliver the numbers that have been proposed from the outside.

So I think in that context, you have to keep the perspective of reality and you have to keep the perspective of governance which does matter. And so at the end of the day, the Board was unanimous in its rejection of the slate and I think the management team, moving forward with the plan we presented today, feels it will create the right kind of realistic metrics and the right kind of value going forward.

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Man: Eric:

All right. Eric.

I guess the first one has to do more specifically with fiscal 2007. Art, it seems as if like if I looked at our model, you know, kind of roughly same sales projections or same level, operating margin is 16.5, tax rate of around 30%, but you’re coming to a higher number so I assume that’s due to kind of share repurchase activity and interest expense or other income items. Can you just talk a little bit more specifically about what’s below the operating income line?

Art Winkleblack:

Yeah. Operating income is growing roughly 8%. So what you’ve got down below the line is a couple of things going in opposite directions. You’ve got the interest rate climbing and continuing to climb. You’ve got tax rate coming down. And to your point, we talked about a billion dollars worth of share repurchase over the coming two years, that certainly will be accretive to earnings as well.

Eric:

In terms of the share repurchases, I think, you know, I’m not really sure before all of this started what exactly the plans of the company were going to be with regard to share repurchases. But - (unintelligible).

Art Winkleblack:

Well, I think, you know, over the last two years, frankly, we have bought back about a billion dollars worth of shares and over the next two years, we’ll buy back about a billion dollars worth of shares. So this is not different than our history. The reality is we are very confident in our ability to generate cash flow, we’ve done a great job of it over the last few years; we expect to continue to do that.

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And based on that and as we think about how to balance all the different, you know, concepts within our capital structure, we feel that’s an appropriate way to go. And frankly, we feel like it’s a - the buy is a good value.

Eric:	The last question, the motional number that you used in I think it was Slide (unintelligible)…

Art Winkleblack: Eric: Art Winkleblack: Eric: Art Winkleblack:

Right.

…(unintelligible).

Yeah. Keep…

(Unintelligible).

…keep in mind that Cannondale tracks two separate groups and they are really two very fundamentally businesses, one is food which we’re obviously a part of, the other is other packaged goods. How are we going to describe it? Non-food…

Man: Art Winkleblack:

(Typical companies) (unintelligible).

Yeah. And the reality is they have much lower discounts and allowances than do the food companies. So what we’re doing is comparing against food or what Cannondale is doing is comparing against food and that’s the reality. Dave, you probably know about it than I do.

Dave Moran:	That’s exactly right. We based on the (unintelligible) against the peer group of the Nestle, the ConAgras, the Sara Lees, that group, the Wrigley, those

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companies, versus say a Procter, Clorox, Colgate which is, you know, double- digit but much lower than the 18% that that slide talks about.

William Johnson:

(Well, I personally know). I’ve sat on the Clorox Board for five years. So I know exactly how Clorox D&A compares to ours and I know exactly how it compares in their chemical versus their food business because interestingly enough, they have a food business.

And, you know, I think the one thing you’ve got to remember about the household products guys, a lot more of their business is done on a relative basis outside of traditional grocery than in the food business. The whole deal processes are very different.

For example, deal spending at Wal-Mart is characterized in a much different way than it would be across the rest of the P&L. So anybody who has a higher percentage of their business at Wal-Mart will show a lower spending relative to what they’re spending in grocery because it comes out of net price or it comes in another - or manifests itself in other ways.

But I saw this first hand sitting on their Board and then sitting on the Georgia Board I also saw deal spending for the paper side of the business. And I - you know, we have spent a fair amount of time with Cannondale and Cannondale basically gets these numbers; it won’t allow us to breakout the individual participants in the numbers but has told us among our peer group, we are best in class in the U.S.

Man: (Andrew):	(Andrew). (Unintelligible).

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Man: (Andrew): Dave Moran:

Enough.

(Unintelligible).

Well, the financials that Art and Bill talked about for FY ’07 included a big piece of consumer product of course and the marketing expenditure increase in ’07 is up about 25% I would suspect versus FY ’06 actual. And so that’s a pretty big increase to support the growth.

The other thing that we never talk about is above the line spend which is categorized as D&A. We spend tens of millions of dollars of in-store marketing money that doesn’t show up in traditional marketing but it is not price-related, it is customer co-marketing.

And of our competition in the food group, we’ve been told that we’re as far along as any and farther ahead than most. And we spend tens of millions of dollars there that would substantially change your view of our marketing spend in the U.S.

You know, the traditional media junkies, you know, it’s so fragmented; the payout is just not that high. And so we are constantly looking for the highest piece of efficiency and, frankly, working with our largest retailers, we found better ways to do it and that’s part of the reason for our big success. And our sales are up $440 million with a marketing spend that you would see below the line in the 3% to 4% range. But what I’m establishing here is that it is higher than that when you look at the above the line spend that is non-price related marketing through customers.

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Man: (Ann):

(Ann).

(Unintelligible) R&D - a new R&D facility, a relatively new facility, and the performance and the return on that. And how maybe that could contribute to some pricing on your top-line both domestically and internationally as we go out a couple years?

Dave Moran:

The R&D center cannot be working better. We’ve had I think nine of our ten largest customers - I’ll repeat that - nine of our ten largest customers, the senior management of those organizations in that building in the last 12 months. Okay? The team is working better; our marketing organization is up there all the time. This was the best $10 or $12 million spend I’ve ever heard of and it’s working out great.

That proof has been very focused for the last year or so on improving the taste profile of our top-selling SKUs. And I think one of the slides I used, 51% of our volume in SmartOnes now taste better and has a blind win versus the competition versus say a year or so ago. We’re applying that model in Classico. We’re applying that model in Ore-Ida potatoes.

So getting what we sell right now has been a real key winner for us. We’re taking on innovations and right now we’re up to 60 for FY ’07 and yet, two days ago, we had a meeting called the Big Beth Meeting for FY ’08 and we’re starting to lock down exactly what we want to do the next fiscal year. So, you know, my enthusiasm and excitement and the whole team’s excitement for the work coming out of our R&D center has been fantastic.

William Johnson:	You know, if you keep asking in Fiscal ’09 and Fiscal ’10 about how sustainable North America is, it’s been sustainable over the last two years, it

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continues to be sustainable. And I think from the R&D standpoint, the other thing that we did not talk about today, we just appointed a new head of R&D in Europe. He comes to us with a superb packaging background and is really going to focus on the European side of the business, getting our packaging right, in terms of convenience, in terms of the field of consumers.

Because one of the things I think Dave had modestly did not talk about is that with the packaging changes we’ve made in the U.S. have been striking. And I think the other thing, and I come back to marketing, the formula we’re following for this is identify the problem, solve the problem, market the solution, as opposed to, gee, we have a problem, let’s go spend more money on marketing.

And we have a lot of opportunities in the Asia/Pacific region. And we talk about North America, if I come back to the fact that Australia’s organic volume in the fourth quarter was up 22.9%, New Zealand’s volume, Canada’s volume, Poland’s volume; we’ve got volume growth everywhere essentially except as you saw the core European markets which we are addressing. And I think in Italy, we feel very good about what’s happened, they had a good fourth quarter, we feel very strong about the good start they’ve had to the year.

So, you know, I think from that standpoint, the innovation center is going to prove to be a real boon to us going forward as we share these innovations globally.

Man:	Okay. (Bill) - (Bill Leach).

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Bill Leach:

I was wondering if you had any thoughts on the quarterly progression for Fiscal ’07? Do you see fairly steady gains throughout the year or do you expect these programs to kick in more in the back half of the year? And Art, could you elaborate on the statement of the tax rate will be highly variable?

Art Winkleblack:

Yeah. We - as you know, we don’t comment directly on the quarterly guidance. We feel good about the start to the year; I’ll say that, so we expect to get off to a strong start. But beyond that, I think it’s unproductive to go into the quarterly guidance.

In terms of the tax rate, as you know, over the past few years depending upon the timing of certain events and things, the tax rate goes up and down. Historically, if you went back five-ten years, I think the accounting authorities were much more accepting of smoothing those events, these days those events occur when they occur and they get booked when they occur as appropriate. And so we would expect it to be quite variable. That’s probably all I can say.

Man:

Thanks. It seems that the argument (unintelligible) overhead spend and your international presence seems to be perhaps intertwined at least somewhat (unintelligible) growth, perhaps even some smaller markets where either growth is not there. (Unintelligible) perhaps you can defend that to some degree (unintelligible) is that (unintelligible) perhaps you can (unintelligible).

William Johnson:

Well, that - I appreciate the question because I think it allows us to expand on what we said in our comments. Let’s take them one at a time. In terms of Plasmon, and we have an infant feeding business around the globe that’s number one in every market we operate in. The market we were not at number one in where we were a distant number two, following in number three, was the U.S. which we exited as part of the Del Monte spin which has worked

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brilliantly for us. In fact, as you know, then Del Monte has subsequently redivested the business because they couldn’t grow against Gerber.

We’re number one in seven large markets around the global. Italy is the heart of our infant feeding business. It’s where all our technical capability is, it’s where our innovation is, and it fundamentally provides the resources we need to grow. It is a very profitable, high margin contributing business.

The second thing I think you ought to recognize about the Italian business, it’s - we said it’s the third highest margin business in the Company.

Fundamentally, I think by the time you add everything up globally, it’s probably the most profitable margin business in the Company. It has margins that are extremely high relative to any other business we’re in. It gets us access to certain nutritional things we learn and then apply to the rest of the corporation and the rest of our businesses.

Third, I think there’s a practical issue with the argument and that is that business was purchased in 1965. The tax basis in that business is virtually zero. In order to justify any kind of move on that business, the gain that the terms of the multiple would have to be extraordinary, and if that business goes, the entire infant feeding category in the corporation has to go because it under - it supports it. And those are virtually, with the exception of (unintelligible) and New Zealand, all Heinz branded products. So we would be bifurcating the Heinz brand in a number of markets where that adds leverage to our business.

I think now in terms of the small markets; let’s take them one at a time. Let’s talk about Indonesia. Indonesia market where we proudly claim we recognize and hit all 13,000 islands. Fixed costs to the corporation are running about

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21%, fixed costs in Indonesia are running 11.5% . So the fixed costs in Indonesia, despite our reach, despite our sales penetration, despite the breadth of the business, are running at about half that of the corporation. Why? Because Art showed you the chart.

The same thing is true in Poland. The same thing is true fundamentally in India. The areas where I think, you know, our costs are relatively high relative to the company although not higher than the company average would be Russia which is a business that we have to develop over time, it’s the second largest ketchup market in the world; we need to be there, we didn’t participate in the Japanese ketchup market growth in the ‘80s and early ‘90s, and this is a market that’s critical to us. And then I think in the case of China, we were hurt pretty severely by the Sudan One issue two years ago, 18 months ago.

So I think as you look at those markets, we are getting growth out of them. If you exclude Russia, we’re getting operating margins in those businesses of around 13% to 14% which is about 150-200 basis points lower than the company average by growing those top-lines at significant rates. The other benefit in those businesses, D&A spending is very low, most marketing is directed right directly to the consumer, we have great brands in those businesses, leading brands in virtually every market we operate in.

And so we’ve gone from over 20 markets by the exit of Israel, by the exit of Argentina, by the exit of Botswana, by the exit of Zimbabwe and so forth and so on, down to 11 markets. The only other market of size not mentioned in that group is Latin America -- Venezuela which last year grew its top-line in double digits and grew its (unintelligible) at double digits but we do not believe it’s the core market because we think we’re too late to the market.

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So we are very committed to those five and those six, believe they’re right for the long-term health of this Company, and believe that we’re well-positioned to win in those markets long-term.

Jack Runkel:	Okay. That concludes the questions. We’re at 10:00 o’clock. Thank you.

Man: Jack Runkel:	(Unintelligible). That concludes the meeting. (Unintelligible) stop at this point. You can ask questions, go ahead, but we’re stopping at this point.

Man:	(Unintelligible). If you look at the last four or five (unintelligible).

(Unintelligible) did the company play out a number of strategic plans similar to - address some of the issues that you (unintelligible) very strong. But the question is, it’s all about (unintelligible). And I think I’d feel more comfortable if the shareholders (unintelligible)…

END

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This transcript contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,

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  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

HJ HEINZ COMPANY
Moderator: Jack Runkel
06-01-06/7:30 am CT
Confirmation # 9397823

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.